EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-89434 of TASER International, Inc. on Form S-8, of our report dated March 31, 2005 (May 23, 2005 as to the effects of the restatement discussed in Note 14 to the financial statements, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14), appearing in this Annual Report on Form 10-K of TASER International, Inc. for the year ended December 31, 2006.
DELOITTE AND TOUCHE LLP
/s/ Deloitte and Touche LLP
Phoenix, Arizona
March 13, 2007